Exhibit 10.24

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) by and between Ryerson Holding Corporation (the “Corporation”) and James Claussen (the “Executive”), is made and entered into on February 22, 2021, with retroactive effect as of January 11, 2021 (the “Effective Date”).

The Corporation currently engages Executive in the position of Executive Vice President and Chief Financial Officer, in accordance with the terms and conditions contained in that certain Employment Agreement, dated as of February 22, 2005 (the “Prior Employment Agreement”), by and between Executive and Joseph T. Ryerson & Son, Inc., as assigned to, and assumed by, the Corporation, and as amended on each of May 4, 2009, May 18, 2020, October 20, 2020 and January 11, 2021 (collectively, the “Prior Amendments”), and each of the Corporation and Executive wish to amend and restate the Prior Employment Agreement in its entirety and in accordance with the terms and conditions contained herein, effective as of February 22, 2021, for the sole purpose of reflecting such Prior Amendments.

The Corporation desires to continue to employ Executive in the position of Executive Vice President & Chief Financial Officer and the Executive desires to continue such appointment. In that employment the Executive is entrusted with knowledge of the Corporation’s business and operational methods. The Corporation wishes to protect its business and operational methods through the restrictions and covenants specified herein. The Executive recognizes that the Corporation’s business and operational methods require protection, and the Executive continues to be willing to protect the Corporation’s business and operational methods through the restrictions and covenants specified herein.

NOW, THEREFORE, the Executive and the Corporation hereby agree as follows.

1.Position and Duties. The Executive will serve as Executive Vice President and Chief Financial Officer of the Corporation, and in such capacity shall have such duties and responsibilities as may be assigned to him from time to time by the Corporation.  The Executive shall have such authorities and powers as are inherent to the undertaking of this position and necessary to carry out these responsibilities and duties.  Notwithstanding the foregoing or any other provisions of this Agreement, the Executive and the Corporation understand and agree that the responsibilities and duties of the Executive, in the capacity of Executive Vice President and Chief Financial Officer of the Corporation, may change from time to time due to changes in the nature, structure or needs of the Corporation’s business and that any such changes in the Executive’s duties and responsibilities that are consistent with such changes in the Corporation’s business shall not constitute a reduction or increase in the Executive’s duties and responsibilities for purposes of this Agreement.  Until such time as Executive’s replacement is appointed as President of Central Steel and Wire Company, LLC (“CSW”), Executive will on a temporary basis continue to serve as President of CSW in addition to his role as Executive Vice President & Chief Financial Officer of the Corporation.

The Executive shall devote his or her best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Corporation and its affiliated companies. The Executive shall perform all assigned duties to the best of his or her abilities in a diligent, trustworthy, businesslike and efficient manner.

The Executive’s primary location of employment will be the Corporation’s headquarters in Chicago, Illinois.  The Corporation will continue to provide the Executive with support to cover his temporary living expenses in Chicago through June 30, 2023. [__]. All other expenses will be a cost to the Executive.

2.Compensation. Subject to the terms and conditions of this Agreement, while the Executive is employed by the Corporation under this Agreement, the Executive shall be compensated for services as follows:

(A)

Effective as of the Effective Date, the Executive’s annual base salary shall be $425,000 (“Annual Base Salary”), payable in bi-weekly installments under the Corporation’s general payroll practices, subject to customary withholding.

(B)

The Executive will be eligible for an incentive bonus payment from the Corporation each calendar year or applicable performance period (the “Performance Bonus”) in accordance with the Corporation’s Annual Incentive Plan (or successor plan) of the Corporation as in effect from time to time.  The Target Bonus Percentage shall be 75% of Annual Base Salary.  The Corporation reserves the right, in its sole discretion, to terminate or modify the Annual Incentive Plan or to change the target bonus percentage.

(C)

Except as otherwise specifically provided herein, the Executive shall be provided with health, welfare and other benefits to the same extent and on the same terms as those benefits are provided by the Corporation from time to time to other similarly situated executives of the Corporation. Nothing in this Agreement precludes the Corporation from amending or terminating any plans or programs generally applicable to salaried employees or executives, as the case may be.

(D)

The Executive shall be reimbursed by the Corporation, on terms and conditions that are applicable to other similarly situated executives of the Corporation, for reasonable outof-pocket expenses for entertainment, travel, meals, lodging and similar items, consistent with the Corporation’s expense reimbursement policy in effect at the time. Nothing in this Agreement precludes the Corporation from amending or terminating its expense reimbursement policy.

(E)

The Executive shall be eligible for four (4) weeks of vacation in each calendar year. Eligibility for additional weeks of vacation will be based on the Corporation’s vacation policy in effect at the time.

(F)

The Executive will be eligible to participate in the Joseph T. Ryerson & Son, Inc. Long-Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, with an allocation of RSUs, PSUs, stock options, or other grants as available under the plan and approved by the Corporation’s Board of Directors and its Chief Executive Officer.  It is currently contemplated, subject to approval by the Corporation’s Board of Directors, that the Executive will receive a Plan grant in 2021 consisting of RSUs and PSUs representing the right to receive up to 35,000 shares of Corporation common stock in the aggregate.

3.Rights and Payments Upon Termination. The Executive’s right to benefits and payments, if any, for periods after the date the Executive’s employment with the Corporation terminates for any reason (the “Termination Date”) shall be determined in accordance with this Paragraph 3:

(A)

Termination by the Corporation for Reasons Other Than Cause; Termination by the Executive for Good Reason. If the Corporation terminates the Executive’s employment for reasons other than Cause or as a result of termination by the Executive for Good Reason, then for the period (the “Benefit Period”) commencing on the Executive’s Termination Date and ending on the earliest of:

(i)	the twelfth month after the Termination Date (less the period attributable to any pay in lieu of notice in accordance with the final sentence of Paragraph 4 of this Agreement);
(ii)	the date the Executive violates or initiates any legal challenge to the provisions of Paragraphs 4, 5 or 6 of this Agreement; or
(iii)	the date of the Executive’s death or the date the Executive is determined to be eligible for benefits under the Corporation’s Long Term Disability Plan;

The Executive shall continue to receive from the Corporation bi-weekly payments based on his or her Annual Base Salary, a Bonus (as defined below), and certain other benefits in effect as of the Termination Date. Benefits provided under the terms of this Paragraph 3(A) are medical and dental coverage only (unless the Executive is eligible for retiree medical benefits on the Termination Date, in which case only dental coverage is offered under this Paragraph 3(A)). All other benefits shall be terminated on the Termination Date. To retain eligibility for medical and dental benefit coverage, the Executive must pay premiums equivalent to the amounts required of active employee participants in these benefit plans.

“Bonus” shall mean one payment of the average annual amount of the Performance Bonus paid to the Executive under the Annual Incentive Plan or successor plan for the three or fewer Performance Bonus payments paid to the Executive immediately preceding the year in which the Termination Date occurs. For purposes of calculating the average annual amount of the Performance Bonus, where no Performance Bonus is paid in any of the three years preceding the Termination Date used in the calculation described herein, any such year or years will be included in the average calculation as zero. This Bonus payment is payable in the first quarter of the year following the year in which the Executive’s termination occurs.

In addition to the Bonus described above, provided that the Executive has not violated any of the provisions of Paragraphs 4, 5 or 6 of this Agreement, the Executive may be entitled to an additional Final Bonus (as defined below) for the year in which the Termination Date occurs. “Final Bonus” means an amount equal to the product of (I) the Executive’s Annual Base Salary multiplied by (2) the most recent Target Bonus Percentage established for the Executive under the Corporation’s Annual Incentive Plan (or successor plan); (3) multiplied by the percent attainment of the applicable performance measures, and multiplied by (4) a proration factor which is a fraction, the numerator of which is the number of whole months determined under (a) and (b) below, and the denominator of which is the number of whole months in the applicable bonus performance period. The valuation date for purposes of determining the proration factor is:

(a)	the last day of the month preceding the Termination Date if the Termination Date occurs from the 1st through the 15th of the month, and
(b)	the last day of the month in which the Termination Date occurs if the Termination Date occurs from the 16th through the last day of the month.

The percent attainment of the applicable performance measure is not prorated and is determined at the end of the bonus performance period as defined in accordance with the Corporation’s Annual Incentive Plan (or successor plan). The final bonus payment is payable in the first quarter of the year following the year in which the Executive’s termination occurs.

Annual Base Salary payments to the Executive during the Benefit Period shall not preclude the Executive’s eligibility for cash severance payments under the Corporation Severance Plan, provided, however, that any benefit continuation period under this Agreement shall run concurrently with the applicable benefit period under such Severance Plan and thus (i) the Executive shall not be eligible for noncash benefits under the Severance Plan during the Benefit Period, and (ii) cash payments due under the Severance Plan shall be reduced by the amount of cash payments made under this Agreement.

(B)

Termination By Corporation for Cause. If the Corporation terminates the Executive’s employment for Cause, then except as agreed in writing between the Executive and the Corporation, the Executive shall be entitled to receive only compensation and benefits earned up to the Termination

Date. The Executive shall not be entitled to receive any payments or benefits under this Agreement with respect to the period after the Executive’s Termination Date and the Corporation shall have no obligation to make any additional payments or provide any other benefits with respect to the period after the Executive’s Termination Date.

(C)

Termination for Death or Disability. If the Executive’s termination is caused by the Executive’s death or permanent disability (as that term is defined under the Corporation’s Long Term Disability Plan), then the Executive (or in the event of his or her death, his or her estate) shall be entitled to continued payments of Annual Base Salary for the period commencing on the Termination Date and ending on the earlier of (i) the last day of the calendar month in which his or her Termination Date occurs; (ii) the date on which the Executive violates the provisions of Paragraphs 4, 5 or 6 of this Agreement; (iii) the date of the Executive’s death; or (iv) the date of the Executive’s permanent disability.

(D)

Termination for Voluntary Resignation, Mutual Agreement or Other Reasons. If the Executive’s termination occurs on account of his or her voluntary resignation, mutual agreement of the parties, or any reason other than those specified in Paragraphs (A), (B) or (C) above, then, except as agreed in writing between the Executive and the Corporation, the Executive shall not be entitled to receive any payments or benefits under this Agreement with respect to the period after the Executive’s Termination Date and the Corporation shall have no obligation to make any additional payments or provide any additional benefits with respect to the period after the Executive’s Termination Date. The Executive’s termination of employment for Good Reason shall not be treated as a voluntary resignation for purposes of this Agreement.

(E)	Definitions. For purposes of this Agreement:
(i)	The term “Cause” shall mean:
(a)

the continuous performance by the Executive of his or her duties under this Agreement in a manner that is inconsistent with past, acceptable performance or in a way that has a demonstrably negative impact on business results of the Corporation, its subsidiaries or affiliates, as determined by the Corporation in its sole discretion; or

(b)

the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Corporation or its affiliates, monetarily or otherwise, as determined by the Corporation in its sole discretion; or

(c)	conduct by the Executive that involves a material and substantial violation of Corporation Policy, a violation of criminal law, illegal harassment of other employees, theft, fraud or dishonesty; or
(d)	the Executive’s violation of the provisions of Paragraphs 4, 5 or 6 hereof.
(ii)

The term “Good Reason” means (a) the assignment to the Executive of duties which are materially inconsistent with the Executive’s position and duties under this Agreement, including, without limitation, a material diminution or reduction in title, office or responsibilities or a reduction in Annual Base Salary, if such assignment is not changed by the Corporation, after written notice by the Executive to the Corporation of such diminution or reduction giving the Corporation reasonable opportunity to cure, or (b) the involuntary relocation of the Executive to a location that is not within the Chicago metropolitan area. Notwithstanding the foregoing, nothing herein shall limit the ability of the Corporation to change the job duties of the Executive consistent with Paragraph 1 of this Agreement.

(F)

Release.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (A) or (C) of this Section 3 (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Corporation, and non-revocation of a general release of claims in favor of the Corporation and its affiliates in a form acceptable to the Corporation within sixty (60) days following the Termination Date.  If Executive fails to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits.  Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the Termination Date, but for the condition on executing the release of claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the Termination Date, but for the condition on executing the release of claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the release of claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.  For the avoidance of doubt, in the event of a termination due to Executive’s death or permanent disability, Executive’s obligations herein to execute and not revoke the release of claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.

Notwithstanding any other provision of this Agreement, the Executive shall automatically cease to be an employee of the Corporation and its affiliates as of his or her Termination Date and, to the extent permitted by applicable law, any and all monies that the Executive owes to the Corporation shall be repaid before any post-termination payments are made to the Executive under this Agreement.

This Agreement is intended to comply with Section 409A of the Code, to the extent applicable.  Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted and administered consistent with this intent.  If this Agreement provides for multiple severance payments, each separate payment provided pursuant to its terms shall be treated as a separate “payment” for purposes of Section 409A of the Code.  In addition, if the Executive is properly deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Corporation under its Section 409A administrative policies, any severance payment made to the Executive under this Agreement shall not be made earlier than six (6) months after the termination date to the extent necessary not to incur additional tax under Section 409A of the Code.

4.Termination by Executive or Corporation with Notice. Subject to the payment obligations and rights set forth in Paragraph 3 above, the Corporation and the Executive agree that either party may terminate the Executive’s employment under this Agreement for any or no reason. Each party is obligated to give the other thirty (30) days written notice (the “Notice Period”) before terminating the Executive’s employment relationship, except that no such notice shall be required in the case of the death of the Executive or the Corporation’s termination of the Executive’s employment for Cause or if the Corporation and the Executive otherwise agree in writing.

During the Notice Period, the Executive shall (i) meet with the Chief Executive Officer of the Corporation or his or her designee to wind up any pending work and provide an orderly transfer to other employees of the duties, responsibilities, accounts, customers and clients for which the Executive has been responsible; (ii) work with the Corporation to identify key Confidential Information (as defined in Paragraph 5 below) likely to be in the Executive’s possession and provide it to the Corporation as instructed; (iii) disclose and discuss the Executive’s future employment plans in light of the Executive’s obligations under this Agreement; (iv) deliver to the Corporation all property belonging to the Corporation, including any duplicates, copies or abstracts thereof; and (v) devote full time and attention to these obligations and the Executive’s other responsibilities as directed by the Corporation. Notwithstanding the foregoing, the Corporation may, in its sole discretion, terminate the duties of the Executive at any time during the Notice Period provided that the Corporation continues to pay the Executive any Base Salary that may be due to the Executive for any portion of such thirty (30) days’ Notice Period remaining after the Corporation terminates the duties of the Executive.

5.Confidentiality and Ownership. The Executive acknowledges and agrees that the Confidential Information (as defined in Paragraph 5(A) below) is the property of the Corporation, its subsidiaries and affiliates. Accordingly, the Executive agrees as follows:

(A)

Confidential Information. Except as may be required by applicable law or the lawful order of a court or regulatory body, or except to the extent that the Executive has express authorization in writing from the Corporation to do otherwise, the Executive will keep secret and confidential, during the Executive’s employment and at all times thereafter, all Confidential Information and not disclose such Confidential Information, either directly or indirectly, to any other person, firm or business entity, or to use it in any way. For purposes of this Agreement, “Confidential Information” means all nonpublic information, observations or data relating to the Corporation, its subsidiaries or affiliates, its customers and/or vendors and suppliers, which the Executive has learned or will learn during his or her employment with the Corporation, its subsidiaries or affiliates, whether or not a trade secret within the meaning of applicable law, including but not limited to: (i) new products and new product development; (ii) marketing strategies and plans, market experience with products, and market research; (iii) manufacturing processes, technologies and production plans and methods; (iv) formulas, research in progress and unpublished manuals or know how, devices, methods, techniques, processes and inventions; (v) regulatory filings and communications; (vi) identity of and relationship with licensees, licensors or suppliers; (vii) finances, financial information, and financial management systems; (viii) technological and engineering data; (ix) identities of and information concerning customers, vendors and suppliers and prospective customers, vendors and suppliers; (x) development, expansion and business strategies, pricing strategies, plans and techniques; (xi) computer programs; (xii) research and development activities; (xiii) litigation and pending litigation; (xiv) personnel information; and (xv) any other information or documents which the Executive is told or reasonably ought to know the Corporation, its subsidiaries or affiliates regard as proprietary or confidential.

(B)

Upon the Executive’s Termination Date or at the Corporation’s earlier request, the Executive will promptly return to the Corporation any and all records, documents, data, memoranda, reports, physical property, information, computer disks, tapes or software or other materials, and all copies thereof, relating to the business of the Corporation and its subsidiaries and affiliates obtained by the Executive during his or her employment with the Corporation, its subsidiaries or affiliates. The Executive further agrees to deliver to the Corporation, at its request, any computer in the Executive’s possession or control which has contained any Confidential Information for the purpose of ensuring that all Confidential Information stored on the computer has been delivered to the Corporation.

(C)

The Executive agrees that all inventions, innovations, discoveries, improvements, developments, trade secrets, processes, procedures, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Corporation’s or any of its subsidiaries’ or affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Corporation or its subsidiaries or affiliates (“Work Product”) belong to the Corporation or such subsidiary or affiliate. The Executive shall promptly inform the Corporation of such Work Product, and shall execute such assignments as may be necessary to transfer to the Corporation or its affiliates the benefits of the Work Product, in whole or in part, or conceived by the Executive either alone or with others, which result from any work which the Executive may do for or at the request of the Corporation, whether or not conceived by the Executive while the Executive’s non-work time or off the premises of the Corporation, including such of the foregoing items conceived during the course of employment which are developed or perfected after the Executive’s Termination Date. The Executive shall assist the Corporation or its nominee, to obtain patents, trademarks and service marks and the Executive agrees to execute all documents and to take all other actions which are necessary or appropriate to secure to the Corporation and its subsidiaries and affiliates the benefits thereof. Such patents, trademarks and service marks shall become the property of the Corporation and its affiliates. The Executive shall deliver to the Corporation all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

(D)

To the extent that any court or agency seeks to have the Executive disclose Confidential Information, the Executive shall immediately inform the Corporation, and the Executive shall take such reasonable steps to prevent disclosure of Confidential Information until the Corporation has been informed of such requested disclosure. To the extent that the Executive obtains information on behalf of the Corporation or any of its affiliates that may be subject to attorney-client privilege as to the Corporation’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(E)

Nothing in the foregoing provisions of this Paragraph 5 shall be construed so as to prevent the Executive from using, after the Executive’s termination of employment with the Corporation, in connection with his or her employment for himself or an employer other than the Corporation or any of its affiliates, knowledge which was acquired by him or her during the course of his or her employment with the Corporation and its affiliates, and which is generally known to persons of his or her experience in other companies in the same industry.

(F)

Executive understands that nothing in this Agreement shall be construed to prohibit Executive from (I) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (II) truthfully responding to or complying with a subpoena, court order, or other legal process, or (III) exercising any rights Executive may have under applicable labor laws to engage in concerted activity with other employees.

(G)

Pursuant to the Defend Trade Secrets Act, nothing in this Agreement shall prevent Executive from disclosing information (I) “in confidence” to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (II) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.Noncompetition/Nonsolicitation. The Executive acknowledges that the industry in which the Corporation is engaged is an international business which is highly competitive and that the Executive is a key executive of the Corporation. The Executive further acknowledges that as a result of his or her senior position within the Corporation, he or she has acquired and will acquire extensive Confidential Information and knowledge of the Corporation’s business and the industry in which it operates and will develop relationships with and knowledge of customers, employees, vendors and suppliers of the Corporation and its subsidiaries and affiliates. Accordingly, the Executive agrees that during the time the Executive is employed by the Corporation, its subsidiaries or affiliates (the “Employment Period”) and for a period of 12 (twelve) months after the Termination Date (the “Restricted Period”):

(A)

The Executive will not directly or indirectly, own, operate, manage, control, participate, consult with, advise, or have any financial interest in (whether for himself or for any other person and whether as proprietor, principal, stockholder, partner, agent, director, officer, employee, consultant, independent contractor or in any other capacity), any Competitor of the Corporation, or in any manner engage in the start-up of a business (including by himself or in association with any person, firm, corporate or other business organization through any other entity) in competition with the Corporation’s, business provided that this shall not prevent the Executive from ownership of 1% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System or ownership of securities in any entity affiliated with the Corporation. “Competitor” refers to a person or entity, including metals-related Internet marketplaces, engaged in the metal service center processing and/or distribution business.

(B)	The Executive will not directly or indirectly contact, call upon, solicit business from, or sell any products sold or distributed by the Corporation to any customer or prospective customer of the Corporation with whom employees of the Corporation had contact during the Employment Period.
(C)

The Executive will not directly or indirectly either alone or in cooperation with others, encourage any employees of the Corporation to seek or accept an employment or business relationship with a person or entity other than the Corporation, or in any way interfere with the relationship of the Corporation and any subsidiary or affiliate and any employee thereof, including without limitation, to hire, solicit for hire, or discuss or encourage the employment of, any of the employees of the Corporation who were employed by the Corporation during the Employment Period; provided however, this shall not apply to an employee whose employment was terminated by the Corporation before the Termination Date, if such termination was not caused by any direct or indirect involvement of the Executive or a subsequent employer of the Executive.

(D)

The Executive will not directly or indirectly either alone or in cooperation with others, encourage any supplier, distributor, franchisee, licensee, or other business relation of the Corporation, any subsidiary or affiliate of the Corporation to cease or curtail doing business with the Corporation, any subsidiary or affiliate of the Corporation, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Corporation or subsidiary or affiliate.

If any restriction set forth in this Agreement is determined by a court of competent jurisdiction to be unreasonable or unenforceable with respect to scope, time, geographical, customer or other coverage under circumstances then existing, the parties agree that (a) the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law, so as to provide the maximum legally enforceable protection of the Corporation’s interests as described in this Agreement, without negating or impairing any other restrictions or agreements set forth herein, and (b) the Benefit Period shall be reduced so as not to exceed any revised Restricted Period.

7.No Conflict. The Executive represents that the Executive is not a party to any agreement with any third party containing a non-competition provision, non-solicitation provision, confidentiality provision or any other restriction that would prohibit or restrict the Executive’s employment with the Corporation or any part of the services which the Executive provides to the Corporation or its clients. Moreover, the Executive represents that the Executive is not limited by any court order or other legal obligation from performing any assigned duties for the Corporation and that the Executive has no rights which may conflict with the interests of the Corporation or with the Executive’s obligations hereunder. The Executive represents that the Executive does not possess any documents or material containing confidential information from any prior employer and, to the extent the Executive knows or possesses any such confidential information, the Executive agrees not to disclose it to the Corporation. Finally, the Executive states that he/she has disclosed to the Corporation all prior confidentiality, non-solicitation and non-compete agreements which he has entered into with his prior employers.

8.Change of Title, Duties. The Executive agrees that if, at any time, the Executive’s title or duties is changed by the Corporation consistent with Paragraph 1 of this Agreement, the Executive nevertheless will continue to be bound in all particulars to the terms and conditions of this Agreement.

9.Validity. If any one or more of the provisions contained in the Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be constructed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.Reasonableness of Restrictions/Injunctive Relief.

(A)

The Executive acknowledges that his or her rights to compete and disclose Confidential Information and trade secrets are limited hereby only to the extent necessary to protect the Corporation against unfair competition and that, in the event the Executive’s employment with the Corporation terminates for any reason, the Executive will be able to earn a livelihood without violating the foregoing restrictions. The Executive acknowledges that the restrictions cited herein are reasonable and necessary for the protection of the Corporation’s legitimate business interests.

(B)

The Executive acknowledges that the services to be rendered by the Executive as the Executive Vice President and Chief Financial Officer are of a special, unique and extraordinary character and, in connection with such services, the Executive will, by virtue of his/her senior position with the Corporation, have access to confidential information vital to the Corporation’s business. The Executive consents and agrees that if the Executive violates any of the provisions of this Agreement, the Corporation would sustain irreparable harm and, therefore, in addition to any other remedies which the Corporation may have under this Agreement or otherwise, the Corporation shall be entitled to an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement, including, without limitation, restraining the Executive from disclosing, using for any purpose, selling, transferring or otherwise disposing of, in whole or in part, any trade secrets, Confidential Information, proprietary information, client or customer lists or other information pertaining to the financial condition, business, manner of operation, affairs, plans or prospects of the Corporation. The Executive acknowledges that damages at law would not be an adequate remedy for violation of this Agreement, and the Executive therefore agrees that the provisions may be specifically enforced against the Executive in any court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

(C)

The parties agree that money damages would be inadequate for any breaches of Paragraphs 4, 5 and 6 of this Agreement. Therefore, in the event of a breach or threatened breach of Paragraphs 4, 5 or 6, the Corporation, or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security).

(D)

The Executive agrees that: (i) the covenants set forth in Paragraph 6 are reasonable, (ii) the Corporation would not have entered into this Agreement but for the covenants of the Executive contained in Paragraph 6, and (iii) the covenants contained in Paragraph 6 have been made in order to induce the Corporation to enter into this Agreement.

11.Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, or by purchase of all or substantially all of the assets of the Corporation. The Executive agrees that the Corporation may assign its rights and obligations under this Agreement. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Corporation or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, and heirs, although the obligations of the Executive are personal and may be performed only by the Executive. The interests of the Executive under this Agreement may not be voluntarily assigned, alienated or encumbered by the Executive or his successors in interest, and any attempt to do so shall be void and of no effect.

12.Notification. The Executive shall notify all future employers of the existence of Paragraphs 4, 5, 6, 9, 10, 17 and 18 of this Agreement and the terms thereof. The Executive will also provide the Corporation with information the Corporation may from time to time request to determine the Executive’s compliance with the terms of this Agreement. The Executive hereby authorizes the Corporation to contact the Executive’s future employers and other parties with whom the Executive has engaged or may engage in any business relationship to determine the Executive’s compliance with this Agreement and to communicate the contents of this Agreement to such employers and parties.

13.Cooperation in Certain Matters. The Executive agrees that, during the Employment Period and after the Termination Date, the Executive will cooperate with the Corporation in any current or future or potential legal, business, or other matters in any reasonable manner as the Corporation may request, including but not limited to meeting with and fully answering the questions of the Corporation or its representatives or agents, and in any legal matter testifying and preparing to testify at any deposition or trial. The Corporation agrees to compensate the Executive for any reasonable expenses incurred as a result of such cooperation.

14.Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

15.No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Paragraph 3(A) hereof, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer.

16.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

17.Governing Law. In the event of any dispute arising under this Agreement, it is agreed that the law of the State of Illinois shall govern the interpretation, validity, and effect of this Agreement without regard to the place of performance or execution thereof.

18.Enforcement. The Corporation and the Executive hereby submit to the jurisdiction and venue of any state or federal court located within Cook County, Illinois for resolution of any and all claims, causes of action or disputes arising out of, related to or concerning this Agreement and agree that services by registered mail to the addresses set forth below shall constitute sufficient service of process for any such action. The parties further agree that venue for all disputes between them, including those related to this Agreement, shall be with a state or federal court located within Cook County, Illinois. If the Corporation is required to seek enforcement of any of the provisions of this Agreement, the Corporation will be entitled to recover from the Executive its reasonable attorneys’ fees plus costs and expenses as to any issues on which it prevails.

19.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the third business day following deposit in the United States registered or certified mail, return receipt requested, postage prepaid and addressed, in the case of the Corporation to the following address:

Ryerson Holding Corporation

227 W. Monroe St., 27th Floor

Chicago, Illinois 60606

Attention: Mark Silver

or to the Executive:

[__]

or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt.

20.Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Executive. Continuation of payments hereunder by the Corporation following a breach by the Executive of any provision of this Agreement shall not preclude the Corporation from thereafter terminating said payments based upon the same violation.

21.Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Corporation.

22.Acknowledgment by Executive. The Executive represents to the Corporation that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, before assenting to the terms of this Agreement, the Executive has been given a reasonable time to review it, to consult with counsel of choice, and to negotiate at arm’s-length with the Corporation as to the contents.

23.Other Agreements and Modification. This Agreement may be amended or cancelled only by written mutual Agreement executed by the parties. This Agreement constitutes the sole and complete Agreement between the Corporation and the Executive and supersedes all other agreements, both oral and written, between the Corporation and the Executive with respect to the matters contained herein, including, but not limited to, the Prior Employment Agreement and each of the Prior Amendments; provided, however, that this Agreement does not supersede the Corporations’ Severance Plan, except as specifically addressed in this Agreement. The parties acknowledge that other than what is contained in this Agreement, no verbal or other statements, inducements, or representations have been made to or relied upon by the Executive. The parties each represent to the other that they have read and understand this Agreement.

24.Ambiguities. This Agreement has been negotiated at arms-length between persons knowledgeable in the matters dealt with herein. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, the parties agree that neither the Corporation nor the Executive is the drafting party and that any rule of law or any other statutes, legal decisions or common law principles of similar effect that require interpretation of any ambiguities in this Agreement against the party that has drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intentions of the parties hereto.

IN WITNESS WHEREOF, the Executive has hereunto set his or her hand, and the Corporation has caused these presents to be executed in its name and on its behalf, as of the date above first written.

RYERSON HOLDING CORPORATION

Dated: _____________	___________________________________ Mark Silver EVP, General Counsel & Chief HR Officer
Dated: ______________	___________________________________ James Claussen Executive Vice President & Chief Financial Officer

[Signature Page to Claussen Employment Agreement]